NEWS
FOR RELEASE:	May 16, 2007

WESTSTAR FINANCIAL SERVICES CORPORATION
ANNOUNCES STOCK SPLIT

ASHEVILLE, NORTH CAROLINA - Weststar Financial Services Corporation  (OTCBB “WFSC”) announced that its Board of Directors approved a 5-for-4 stock split that will be effected by issuing one additional share for each four shares  held by shareholders of record on June 5, 2007.  The additional shares will be distributed on or about June 19, 2007.  In lieu of issuing fractional shares, cash will be paid at the split-adjusted closing price on June 5, 2007 record date.

The stock split is intended to obtain a wider distribution and improve marketability in Weststar Financial Services Corporation’s common stock by effecting a reduction in the price per common share.  Gordon Greenwood, President & Chief Executive Officer, stated, “The Board of Directors believes the stock split is appropriate in view of the Company’s strong financial performance and positive long-term outlook for the future.”

Weststar Financial Services Corporation is the parent company of The Bank of Asheville.  Weststar Financial Services Corporation own 100% interest in Weststar Financial Services Corporation I, a statutory trust, and 50% interest in Bank of Asheville Mortgage Company, LLC, a mortgage broker.  The bank operates five full-service banking offices in Buncombe County, North Carolina – Downtown Asheville, Candler, Leicester, South Asheville and Reynolds.  Bank of Asheville Mortgage Company, LLC operates four offices – Downtown Asheville, South Asheville, Hendersonville and Waynesville.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

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For Further Information, please contact:	Randall C. Hall
Executive Vice President and Secretary
Chief Financial Officer
Voice (828) 232-2904; Fax (828) 350-3904
e-mail rhall@bankofasheville.com